UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 15, 2012

AOL INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34419	20-4268793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

212-652-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 15, 2012, AOL Inc., a Delaware corporation (“AOL” or the “Company”), announced that it closed a previously announced transaction with Microsoft Corporation, a Washington corporation (“Microsoft”) to sell over 800 of the Company’s patents and their related patent applications (the “Patent Portfolio”) and to grant Microsoft a non-exclusive license to its retained patent portfolio, for aggregate proceeds of $1.056 billion in cash, pursuant to a definitive agreement (the “Purchase Agreement”) which the Company entered into with Microsoft on April 5, 2012.

At the closing of the transaction, the Company and Microsoft entered into an Intellectual Property Matters Agreement which provides for (i) a non-exclusive license to the Company for the use of all of the transferred patents in the Patent Portfolio and (ii) mutual releases with respect to claims arising from patents held by the other party prior to the closing. Additionally, the Company granted Microsoft a non-exclusive license under all the patents retained by the Company after the closing and Microsoft granted the Company certain defensive termination rights related to those retained patents.

AOL will file a copy of the Purchase Agreement and the Intellectual Property Matters Agreement as exhibits to its Form 10-Q for the quarter ended June 30, 2012. The above descriptions of the Purchase Agreement and the Intellectual Property Matters Agreement have been included to provide investors and security holders with information regarding the terms of the Purchase Agreement and the Intellectual Property Matters Agreement. They are not intended to provide any other factual information about the Company, Microsoft, or their respective subsidiaries and affiliates, are not complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Intellectual Property Matters Agreement. Therefore, investors and security holders should not treat them as categorical statements of fact.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOL INC.

By:	/s/ Julie Jacobs
Name:	Julie Jacobs
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: June 15, 2012